EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

Dated as of September 3, 2003

by and among

INSIGHT DIRECT USA, INC.

and

INSIGHT PUBLIC SECTOR, INC.,
as Originators

and

INSIGHT RECEIVABLES, LLC,
as Buyer

AMENDED AND RESTATED

RECEIVABLES SALE AGREEMENT

          THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of September 3, 2003, is by and among Insight Direct USA, Inc., an Illinois corporation, Insight Public Sector, Inc., an Illinois corporation, and Insight Receivables, LLC, an Illinois limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

          Reference is hereby made to that certain Receivables Sale Agreement dated as of December 31, 2002 (the “Original Receivables Sale Agreement”), by and among Insight Direct USA, Inc., an Arizona corporation (“Insight Direct Arizona”), Comark Corporate Sales, Inc., an Illinois corporation (“Comark Corporate Sales”), Insight Services Corporation, an Arizona corporation (“ISC”), Comark Government and Education Sales, Inc., an Illinois corporation (“CGE”), Comark, Inc., an Illinois corporation (“Comark”) (each of Insight Direct Arizona, Comark Corporate Sales, ISC, CGE and Comark, an “Original Originator” and collectively, the “Original Originators”), and Buyer.

          On or prior to the date hereof, (i) Insight Public Sector, Inc., an Arizona corporation, merged with and into CGE with the surviving entity being CGE, and CGE has changed its name to Insight Public Sector, Inc. (“Insight Public”), and (ii) Insight Direct Arizona, ISC and Comark merged with and into Comark Corporate Sales, with the surviving entity being Comark Corporate Sales, and Comark Corporate Sales has changed its name to Insight Direct USA, Inc. (“Insight Direct”) (each of Insight Direct and Insight Public, an “Originator” and collectively, the “Originators”). The Originators and the Buyer have agreed to amend and restate the Original Receivables Sale Agreement on the terms and subject to the conditions set forth herein.

          Each Originator now owns, and from time to time hereafter will own, Receivables. Each Originator wishes to sell and assign to Buyer, and Buyer wishes to purchase from each Originator, all of such Originator’s right, title and interest in and to such Receivables (to the extent not already sold and assigned pursuant to the Original Receivables Sale Agreement), together with the Related Security and Collections with respect thereto.

          The Originators and Buyer intend the transactions contemplated hereby to be true sales of the Receivables from the Originators to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and the Originators and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to the Originators.

          Following the purchase of Receivables from the Originators, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement dated as of December 31, 2002 (as amended as of the date hereof and as the same may from time to time be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, Insight Enterprises, Inc., as Servicer, Jupiter Securitization Corporation (“Jupiter”), the financial institutions from time to time party thereto as “Financial Institutions” and Bank One, NA (Main Office Chicago) or any successor agent appointed pursuant to the terms of the Purchase Agreement, as agent for Jupiter and such Financial Institutions (in such capacity, the “Agent”).

ARTICLE I
AMOUNTS AND TERMS

          Section 1.1 Purchase of Receivables.

          (a)  Pursuant to the Original Receivables Sale Agreement, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth therein, the Original Originators sold, assigned, transferred, set-over and otherwise conveyed to Buyer, without recourse (except to the extent expressly provided therein), all of their respective right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the closing date of the Original Receivables Sale Agreement and all Receivables thereafter arising, together, in each case, with all Related Security relating thereto and all Collections thereof. Each Originator (as an Original Originator and as successor to other Original Originators) hereby reaffirms such purchases and sales, and in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein) and Buyer does hereby purchase from each Originator, all of such Originator’s right, title and interest in and to all Receivables originated by such Originator existing as of the close of business on the Business Day immediately prior to the date hereof and thereafter arising through and including the Amortization Date, together with all Related Security relating thereto and all Collections thereof; provided, that, Buyer shall be obligated to pay the Purchase Price therefor in accordance with Section 1.2. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that each Originator deliver, and each Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

          (b)  It is the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed to such Originator pursuant to Section 1.3, the sale of Receivables hereunder is made without recourse to such Originator; provided, however, that (i) each Originator shall be liable to Buyer for all representations, warranties and covenants made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables originated by such Originator, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section

4.1(e)(ii), mark its master data processing records relating to the Receivables originated by it with a legend acceptable to Buyer and to the Agent (as Buyer’s assignee), evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Agent (as Buyer’s assignee), each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Agent (as Buyer’s assignee) may reasonably request.

          Section 1.2 Payment for the Purchase.

          (a) The Purchase Price for each Receivable coming into existence on or after the Restatement Date shall be due and owing in full by Buyer to the Originator of such Receivable or its designee on the date each such Receivable comes into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c), (d) and (e).

          (b) With respect to any Receivables coming into existence on or after the Restatement Date, Buyer shall pay the Purchase Price therefor in the following manner:

(i) first, by delivery of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in the Receivables to the Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and

(ii) second, the balance of such Purchase Price by delivery of the proceeds of a Subordinated Loan, in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

Subject to the limitations set forth in Section 1.2(b)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Amortization Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.

          (c) From and after the Amortization Date, no Originator shall be obligated to (but may, at its option) sell Receivables to Buyer unless such Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans or otherwise.

          (d) On each day prior to the Amortization Date (unless Buyer or the Agent shall otherwise direct), the Collections received in respect of Receivables theretofore transferred by the Originators to Buyer hereunder (“Applied Collections”), shall, on and as of the date of receipt thereof, be (i) deemed applied toward the Purchase Price of any Receivables of the Originators arising on such date and then being transferred to Buyer pursuant to the terms hereof, to the extent of any such Purchase Price, (ii) then, in respect of any balance remaining, deemed applied toward the Purchase Price of any other Receivables of any of the Originators arising during such Calculation Period and in respect of which the Purchase Price shall not theretofore have been paid, to the extent of any such Purchase Price, and (iii) in respect of any balance remaining, held by or for the benefit of Buyer until the earlier to occur of (A) application toward the Purchase Price for any Purchase occurring on any later date and (B) the next following Settlement Date, in which case such amount shall be remitted to Buyer.

          (e) Although the Purchase Price for each Receivable originated by an Originator shall be due and payable in full by Buyer to such Originator on the date hereof (in the case of each Receivable purchased on the date hereof) or on the date such Receivable came into existence (in the case of each subsequent purchase), and payment of such Purchase Price shall be made from Applied Collections, to the extent available, as provided in Section 1.2(d), final settlement of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables coming into existence during the same Calculation Period and based on the information contained in the Monthly Report delivered by the Servicer pursuant to Article VIII of the Purchase Agreement for the Calculation Period then most recently ended. On each Settlement Date, Buyer and each Originator shall cause a reconciliation to be made in respect of all Purchases that shall have been made during the Calculation Period then most recently ended. To the extent that the aggregate amount of Applied Collections during such Calculation Period shall have been less than the aggregate Purchase Price in respect of all Purchases made by Buyer from such Originator during such month, Buyer shall pay the balance due in respect of such aggregate Purchase Price in the manner described in Section 1.2(b). To the extent that the aggregate amount of Applied Collections with respect to such Originator during such Calculation Period shall have been greater than the aggregate Purchase Price in respect of all Purchases made by Buyer from such Originator during such Calculation Period, such excess shall be applied to a reduction in the outstanding balance of the Subordinated Loan owing by Buyer to such Originator in an amount equal to such excess, and any remaining portion of such excess shall be retained by or paid over to Buyer. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Loans made pursuant to Section 1.2(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

          (f) At all times prior to the Amortization Date, notwithstanding any delay in the making of any payment of the Purchase Price in respect of any Purchase, all right, title and interest of each Originator in and to each Receivable originated by it shall be sold, assigned and otherwise transferred to Buyer effective immediately and automatically upon the creation of such

Receivable, without any further action of any type or kind being required on the part of any Person. The monthly settlement and reconciliation contemplated in this Section 1.2 has been devised solely for the administrative convenience of the parties hereto. Buyer and each Originator may at any time, as may agreed between themselves, elect to effect settlement and reconciliation on a more (but not less) frequent basis.

          Section 1.3 Purchase Price Credit Adjustments. If on any day:

          (a) the Outstanding Balance of a Receivable is:

(i) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by the applicable Originator (other than cash Collections on account of such Receivable),

(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or

          (b) any of the representations and warranties set forth in Article II were not true with respect to any Receivable at the time of its sale hereunder,

then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to the applicable Originator hereunder equal to (A) in the case of any reduction, discount or adjustment pursuant to Section 1.3(a)(i) or any reduction (but not cancellation) pursuant to Section 1.3(a)(ii), the amount of such reduction, discount or adjustment, and (B) in all other circumstances set forth in Sections 1.3(a) or (b), the Outstanding Balance of such Receivable. If such Purchase Price Credit exceeds the Original Balance of the Receivables originated by the applicable Originator coming into existence on any day, then such Originator shall pay the remaining amount of such Purchase Price Credit in cash not later than the next Settlement Date, provided that if the Amortization Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under its Subordinated Note.

          Section 1.4 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of each Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

          Section 1.5 Transfer of Records.

          (a) In connection with the Purchase of Receivables hereunder, each Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of such Originator’s right and title to and interest in the Records relating to all Receivables sold hereunder, without the need for any further documentation in connection with the Purchase. In connection with such transfer, each Originator hereby grants to each of Buyer, the Agent and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by such Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software to such grant of the license described herein be required, such Originator hereby agrees that upon the request of Buyer (or the Agent as Buyer’s assignee), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable, and shall terminate on the date that the Aggregate Unpaids have been repaid in full and this Agreement terminates in accordance with its terms.

          (b) Each Originator (i) shall take such action requested by Buyer and/or the Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Agent and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.

          Section 1.6 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale by an Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a duly perfected security interest in all of such Originator’s right, title and interest in, to and under all Receivables now existing and hereafter arising, all Collections, Related Security and Records with respect thereto, all other rights and payments relating to the Receivables, each Lock-Box and Collection Account, all proceeds of the foregoing and all other assets in which the Buyer has acquired, may hereafter acquire and/or purports to have acquired an interest under this Agreement, to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables generated by such Originator together with all of the other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. After the occurrence and during the continuance of an Amortization Event, Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the UCC and other applicable law, which rights and remedies shall be cumulative.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

          Section 2.1 Representations and Warranties of Originators. On the date of the initial Purchase and on each subsequent date that any Receivable is originated by such Originator, each Originator hereby represents and warrants to Buyer as to such Originator and the Receivables then being transferred by such Originator to Buyer hereunder that:

          (a) Corporate Existence and Power. Such Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in its which its business is conducted except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted (collectively, “Approvals”) other than such Approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

          (b) Power and Authority; Due Authorization Execution and Delivery. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and, such Originator’s use of the proceeds of the Purchase made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which such Originator is a party has been duly executed and delivered by such Originator.

          (c) No Conflict. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its certificate or articles of incorporation or by-laws (or equivalent organizational documents), (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound that is material to the operation of its business, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on assets of such Originator or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

          (d) Governmental Authorization. Other than the filing of the financing statements required hereunder and as set forth on Schedule 2.1(d), no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

          (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the best of such Originator’s knowledge, threatened, against or affecting such Originator, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a Material Adverse Effect. Such Originator is not in default with respect to any order of any court, arbitrator or governmental body.

          (f) Binding Effect. This Agreement and each other Transaction Document to which such Originator is a party constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (g) Accuracy of Information. All information heretofore furnished by such Originator or any of its Affiliates to Buyer (or its assigns) for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Originator or any of its Affiliates to Buyer (or its assigns) will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not, at the time the same is so furnished, be otherwise misleading in light of the circumstances under which such information was furnished; provided, that any such information constituting projections or pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the party providing the same to be reasonable at the time made, it being recognized by the Buyer that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

          (h) Use of Proceeds. No proceeds of any Purchase Price payment to such Originator hereunder will be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

          (i) Good Title. Immediately prior to each purchase of a Receivable hereunder from such Originator, such Originator shall be the legal and beneficial owner of each such Receivable and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect such Originator’s ownership interest in each Receivable, its Collections and the Related Security.

          (j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) legal and equitable title to, with the right to sell and encumber each Receivable existing and hereafter arising, together with the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections.

          (k) Places of Business. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Insight Direct is an Illinois corporation. Insight Public is an Illinois corporation. The Federal Employer Identification Number and organizational identification number of each Originator is correctly set forth on Exhibit II.

          (l) Collections. The conditions and requirements set forth in Section 4.1(j) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III.

          (m) Material Adverse Effect. Since June 30, 2002, no event has occurred that could reasonably be expected to have a Material Adverse Effect.

          (n) Names. In the past five (5) years, such Originator has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement, other than as listed on Exhibit II.

          (o) Ownership of Buyer. Insight Receivables Holding, LLC, an Illinois limited liability company owns, directly or indirectly, 100% of the issued and outstanding membership interests of Buyer, free and clear of any Adverse Claim. Such membership interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire equity securities of Buyer.

          (p) Not a Holding Company or an Investment Company. Such Originator is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute. Such Originator is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

          (q) Compliance with Law. Except where the failure of such Originator to comply with any applicable laws, rules or regulations could not reasonably be expected to have a Material Adverse Effect, such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation.

          (r) Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any change to such Credit and Collection Policy except such material change as to which Buyer (or its assigns) has been notified in accordance with Section 4.1(a)(vii).

          (s) Payments to Originator. With respect to each Receivable transferred to Buyer hereunder, the Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

          (t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          (u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of its purchase hereunder was an Eligible Receivable on such date.

          (v) Accounting. The manner in which such Originator accounts for the transactions contemplated by this Agreement does not jeopardize the characterization of the transactions contemplated herein as being true sales.

ARTICLE III
CONDITIONS OF PURCHASE

          Section 3.1 Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement on the Restatement Date is subject to the conditions precedent that (a) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (b) all of the conditions to Amendment No. 1 to the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

          Section 3.2 Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the Restatement Date shall be subject to the further conditions precedent that (a) the Facility Termination Date shall not have occurred; and (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request. Each Originator represents and warrants that the representations and warranties set forth in Article II are true and correct on and as of the date each Receivable came into existence as though made on and as of such date (or to the extent such representations and warranties specifically relate to an earlier date, then such representations and warranties were true, correct and complete in all material respects as of such earlier date); provided, however, that notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, by offset of amounts owed to Buyer and/or by capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of any Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct such Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV
COVENANTS

          Section 4.1 Affirmative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants as set forth below:

          (a) Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Buyer (or its assigns):

(i) Annual Reporting. Within 90 days after the close of each of its respective fiscal years, audited, consolidated financial statements (which shall include balance sheets, statements of income and retained earnings and a statement of cash flows) for such Originator and its consolidated subsidiaries for such fiscal year certified by KPMG or other independent public accountants of nationally recognized standing.

(ii) Quarterly Reporting. Within 45 days after the close of the first three (3) quarterly periods of each of its respective fiscal years, consolidated balance sheets of such Originator and its consolidated subsidiaries as at the close of each such period and consolidated statements of income and retained earnings and a statement of cash flows for such Persons for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit IV signed by such Originator’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of such Originator copies of all financial statements, reports and proxy statements so furnished.

(v) S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Originator or any of its Subsidiaries files with the Securities and Exchange Commission.

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Person other than Buyer, the Agent or Jupiter, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice indicating such change or amendment.

(viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.

          (b) Notices. Such Originator will notify the Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event, by a statement of an Authorized Officer of such Originator.

(ii) Judgment and Proceedings. (1) The entry of any judgment or decree against such Originator or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against such Originator and its Subsidiaries exceeds $5,000,000, or (2) the institution of any litigation, arbitration proceeding or governmental proceeding against such Originator which, if determined adversely to such Originator, could reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement pursuant to which such Originator is a debtor or an obligor.

          (c) Compliance with Laws and Preservation of Corporate Existence. Such Originator will comply in all respects with (i) all applicable laws, rules and regulations to which it may be subject except (A) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and (B) where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable orders, writs, judgments, injunctions, decrees or awards to which it may be subject which have not been stayed by appropriate proceedings. Such Originator will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where its business is conducted, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

          (d) Audits. Such Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Such Originator will, from time to time during regular business hours as requested by Buyer (or its assigns), upon reasonable notice and at the sole cost of such Originator, permit Buyer (or its assigns) or their respective agents or representatives (and shall cause each Originator to permit Buyer (or its assigns) or their respective agents or representatives), (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or such Person’s performance under any of the Transaction Documents or such Person’s performance under the Contracts and, in each case, with any of the officers or employees of such Person having knowledge of such matters.

          (e) Keeping and Marking of Records and Books.

(i) Such Originator will maintain and implement administrative and operating procedures as such Originator shall deem appropriate in its good faith business judgment (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).

(ii) Such Originator will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (or its assigns), describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) under the Purchase Agreement and (B) upon the request of Buyer (or its assigns), (x) mark each Contract with a legend describing Buyer’s ownership interests in the Receivables and further describing the Purchaser Interests of the Agent (on behalf of the Purchasers) and (y) deliver to Buyer (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables.

          (f) Compliance with Contracts and Credit and Collection Policy. Such Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

          (g) Ownership. Such Originator will take all necessary action to establish and maintain, irrevocably in Buyer, legal and equitable title to the Receivables, the Related Security and the Collections, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security and

Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).

          (h) Purchasers’ Reliance. Such Originator acknowledges that the Agent and the Purchasers are entering into the transactions contemplated by the Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from Insight Enterprises, Inc. and any Affiliates thereof, including each of the Originators (each an “Insight Entity”). Therefore, from and after the date of execution and delivery of this Agreement, such Originator will take all reasonable steps including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of such Insight Entity and not just a division of an Insight Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Originator (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between such Originator and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.

          (i) Collections. Except as may be required under Section 8.2(b) of the Purchase Agreement, such Originator will cause (1) all proceeds from all Lock-Boxes (other than collections with respect to Excluded Receivables, which Insight Direct will cause to be directly deposited into a separate account of Insight Direct) to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to such Originator or any Affiliate of such Originator, such Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank for deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Such Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer, and will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.

          (j) Taxes. Such Originator will file all tax returns and reports required by law to be filed by it and promptly pay all taxes and governmental charges at any time owing except for taxes being diligently contested in good faith and for which adequate reserves have been established. Such Originator will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of Buyer and its assigns.

          Section 4.2 Negative Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants that:

          (a) Name Change, Offices and Records. Such Originator will not change its name, identity or corporate structure (within the meaning of Section 9-507 of the UCC) or jurisdiction of organization or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given Buyer (or its assigns) at least thirty (30) days’ prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents requested by Buyer (or its assigns) in connection with such change or relocation.

          (b) Change in Payment Instructions to Obligors. Such Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

          (c) Modifications to Contracts and Credit and Collection Policy. Such Originator will not make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables without the Buyer’s prior written consent. Such Originator will not, and will not permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy except for such modifications such Originator shall deem appropriate in its good faith business judgment and which could not reasonably be expected to have a Material Adverse Effect.

          (d) Sales, Liens. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein), and such Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator. Such Originator shall not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory, unless agreed to in advance in writing by Buyer (and its assigns).

          (e) Accounting for Purchase. Such Originator will not, and will not permit any Affiliate to, account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale of the Receivables and the Related Security by such Originator to Buyer or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of the Receivables and the Related Security by such Originator to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with generally accepted accounting principles.

ARTICLE V
AMORTIZATION EVENTS

          Section 5.1 Amortization Events. The occurrence of any one or more of the following events shall constitute an Amortization Event:

          (a) Any Originator shall fail (i) to make any payment or deposit required hereunder when due, or (ii) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a)) or any other Transaction Document to which it is a party and such failure shall continue for three (3) consecutive Business Days after such Originator has notice thereof.

          (b) Any representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made.

          (c) Failure of any Originator to pay any “Specified Indebtedness” when due; or the default by any Originator in the performance of any term, provision or condition contained in any agreement under which any Specified Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Specified Indebtedness to cause, such Specified Indebtedness to become due prior to its stated maturity; or any Specified Indebtedness of any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof. “Specified Indebtedness” means Indebtedness which, individually or in the aggregate with other Indebtedness, has an aggregate principal amount or face value in excess of $5,000,000.

          (d) (i) Any Originator or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Originator or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and, in the case of any such proceeding instituted against such Originator, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the relief sought in such proceedings shall be granted or (iii) any Originator or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in the foregoing clauses (i) or (ii) of this subsection (d).

          (e) A Change of Control shall occur.

          (f) One or more final judgments for the payment of money in an amount in excess of $10,000,000, individually or in the aggregate, shall be entered against any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.

          Section 5.2 Remedies. Upon the occurrence and during the continuation of an Amortization Event, Buyer may take any of the following actions: (i) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of Amortization Event described in Section 5.1(d), or of an actual or deemed entry of an order for relief with respect to any Originator under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing to Buyer by any Originator. The aforementioned rights and remedies shall be in addition to all other rights and remedies of Buyer and its assigns available under this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE VI
INDEMNIFICATION

          Section 6.1 Indemnities by Originators. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Originator hereby agrees to indemnify Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, excluding, however:

(i) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from bad faith, gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) taxes imposed by the United States or the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the Intended Characterization;

provided, however, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of Buyer to such Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, such Originator shall indemnify Buyer for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to such Originator) relating to or resulting from:

(A) any representation or warranty made by such Originator (or any officers of any such Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(B) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(C) any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(D) any products liability, personal liability or damage suit, or similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(E) any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(F) the commingling of Collections of Receivables at any time with other funds;

(G) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of the Purchase, the ownership of the Receivables or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(H) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(I) any Amortization Event described in Section 5.1(d);

(J) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim;

(K) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase or at any subsequent time;

(L) any action or omission by such Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable; and

(M) any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action.

          Section 6.2 Other Costs and Expenses. The Originators, jointly and severally, shall pay to Buyer all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. The Originators, jointly and severally, shall pay to Buyer any and all reasonable costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following an Amortization Event.

ARTICLE VII
MISCELLANEOUS

          Section 7.1 Waivers and Amendments.

          (a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

          (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Buyer and, to the extent required under the Purchase Agreement, the Agent and the Financial Institutions or the Required Financial Institutions.

          Section 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

          Section 7.3 Protection of Ownership Interests of Buyer.

          (a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interests of the Buyer hereunder and the Purchaser Interests under the Purchase Agreement, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. Upon the occurrence and during the continuation of an Amortization Event, Buyer (or its assigns) may, at such Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

          (b) If any Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligation, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by such Originator as provided in Section 6.2. Each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to file financing statements identifying such Originator as debtor or seller necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables. This appointment is coupled with an interest and is irrevocable.

          Section 7.4 Confidentiality.

          (a) Each Originator shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the Agent and Jupiter and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Originator and its officers and employees may disclose such information to such Originator’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding (including, without limitation, filings required to be made with the Securities and Exchange Commission and disclosures required to be made to regulators and investors). Anything herein to the contrary notwithstanding, each Originator, each Seller Party, each Purchaser, the Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

          (b) Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, the Agent, the Financial Institutions or Jupiter by each other, (ii) by Buyer, the Agent or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by the Agent to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to Jupiter or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which Bank One, NA acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing. In addition, the Purchasers and the Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

          Section 7.5 Bankruptcy Petition. The Originators and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior Indebtedness of Jupiter, it will not institute against, or join any other Person in instituting against, Jupiter any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

          Section 7.6 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASERS’ SECURITY INTEREST IN THE PURCHASER INTERESTS IS GOVERNED

BY THE LAW OF ANOTHER STATE, AS REQUIRED BY THE LAWS OF THE STATE OF ILLINOIS.

          Section 7.7 CONSENT TO JURISDICTION. EACH ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ANY ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE OF ANY SUCH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A UNITED STATES FEDERAL COURT OR AN ILLINOIS STATE COURT SETTING IN CHICAGO, ILLINOIS.

          Section 7.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

          Section 7.9 Integration; Binding Effect; Survival of Terms.

          (a) This Agreement, the Subordinated Notes and each Collection Account Agreement contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by an Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VI, and Section 7.5 shall be continuing and shall survive any termination of this Agreement.

          Section 7.10 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

          Section 7.11 Amendment and Restatement. Upon the satisfaction of the conditions precedent set forth in Section 3.1, (a) this Agreement shall amend and restate in its entirety the Original Receivables Sale Agreement but shall not constitute a novation thereof, and (b) each reference to the Original Receivables Sale Agreement in the Transaction Documents, the Purchase Agreement and any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

INSIGHT DIRECT USA, INC., as an Originator

By:	/s/ P. Robert Moya

Name:	P. Robert Moya
Title:	Executive Vice President and Secretary

Address:	c/o Insight Enterprises, Inc.
1305 W. Auto Drive
Tempe, Arizona 85284
Attention:	General Counsel and Chief Financial Officer
Fax:	(480) 760-7162 and (480) 760-7003

INSIGHT PUBLIC SECTOR, INC., as an Originator

By:	/s/ P. Robert Moya

Name:	P. Robert Moya
Title:	Executive Vice President and Secretary

Address:	c/o Insight Enterprises, Inc.
1305 W. Auto Drive
Tempe, Arizona 85284
Attention:	General Counsel and Chief Financial Officer
Fax:	(480) 760-7162 and (480) 760-7003

Signature Page to
Amended and Restated Receivables Sale Agreement

INSIGHT RECEIVABLES, LLC, as Buyer

By:	Insight Receivables Holding, LLC, its sole member

By:	/s/ P. Robert Moya
Name:	P. Robert Moya
Title:	Executive Vice President and Secretary

Address:	444 Scott Drive
Bloomingdale, IL 60108
Copy to:	Insight Receivables, LLC
6820 South Harl Avenue
Tempe, AZ 85283
Fax:	(480) 760-7287

Signature Page to
Amended and Restated Receivables Sale Agreement

CONSENTED TO:

BANK ONE, NA (MAIN OFFICE CHICAGO),
as Agent

By:	/s/ George S. Wilkins III
Name:	George S. Wilkins III
Title:	Director, Capital Markets

Signature Page to
Amended and Restated Receivables Sale Agreement

Exhibit I

Definitions

          This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement.

          “Agent” has the meaning set forth in the Preliminary Statements to the Agreement.

          “Agreement” means the Amended and Restated Receivables Sale Agreement, dated as of September 3, 2003, among the Originators and Buyer, as the same may be amended, restated or otherwise modified.

          “Amortization Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to the Originators following the occurrence of any other Amortization Event, and (iv) the date which is 30 days after Buyer’s receipt of written notice from an Originator that it wishes to terminate the facility evidenced by this Agreement.

          “Amortization Event” has the meaning set forth in Section 5.1 of the Agreement.

          “Approvals” has the meaning set forth in Section 2.1(a) of the Agreement.

          “Authorized Officer” means, with respect to an Originator, each of its Treasurer, the Senior Vice President of Insight Direct Worldwide, Inc. or the Senior Vice President of Finance of Insight Enterprises, Inc.

          “Base Rate” means a rate per annum equal to the prime rate of interest announced by Bank One, NA (Main Office Chicago) or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as such rate changes.

          “Business Day” means any day on which banks are not authorized or required to close in New York, New York, Phoenix, Arizona or Chicago, Illinois and The Depository Trust Company of New York is open for business.

          “Buyer” has the meaning set forth in the preamble to the Agreement.

          “Calculation Period” means, with respect to each Originator, each “Fiscal Month” (as defined in the Purchase Agreement) or portion thereof of such Originator which elapses during the term of the Original Receivables Sale Agreement or the Agreement. The final Calculation Period shall terminate on the Amortization Date.

Exh. I-1

          “Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of any Originator.

          “Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.

          “Default Fee” means a per annum rate of interest equal to the sum of (i) the Base Rate, plus (ii) 2% per annum.

          “Dilutions” means, at any time, the aggregate amount of reductions or cancellations described in Section 1.3(a) of the Agreement.

          “Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. The Originators and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of Purchase which occurred during any Calculation Period ending prior to the Calculation Period during which the Originators and Buyer agree to make such change.

          “Excluded Receivables” means any indebtedness or obligations owed to the Insight Global Finance division of Insight Direct USA, Inc. (formerly Insight Global Finance, Inc., an Arizona corporation), whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods and the rendering of services thereby.

          “Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended and any successor statute thereto.

          “Insight Entity” has the meaning set forth in Section 4.1(h) of the Agreement.

          “Intended Characterization” means, for income tax purposes, the characterization of the acquisition by the Purchasers of Purchaser Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by the Receivables, the Related Security and the Collections.

          “Jupiter” has the meaning set forth in the Preliminary Statements to the Agreement.

          “Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of any Originator and its Subsidiaries taken as a whole, (ii) the ability of any Originator to perform its obligations under the Agreement or any other Transaction

Exh. I-2

Document, (iii) the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) any Originator’s, Buyer’s, the Agent’s or any Purchaser’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables.

          “Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Capital outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

          “Original Balance” means, with respect to any Receivable, the Outstanding Balance of such Receivable on the date it was purchased by Buyer.

          “Original Originators” has the meaning set forth in the Preliminary Statements to the Agreement.

          “Original Receivables Sale Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

          “Originators” has the meaning set forth in the Preliminary Statements to the Agreement.

          “Potential Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.

          “Purchase” means the purchase under the Agreement by Buyer from each Originator of the Receivables, the Related Security and the Collections related thereto, together with all related rights in connection therewith.

          “Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

          “Purchase Price” means, with respect to any Purchase from any Originator on any date, the aggregate price to be paid by Buyer to such Originator for the Receivables of such Originator that are the subject of such Purchase in accordance with Section 1.2 of the Agreement for the Receivables, Collections and Related Security being sold to Buyer by such Originator on such date, which price shall equal (i) the product of (x) the Original Balance of such Receivables, multiplied by (y) one minus the Discount Factor then in effect, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable to such Originator in accordance with Section 1.3 of the Agreement.

          “Purchase Price Credit” has the meaning set forth in Section 1.3 of the Agreement.

          “Purchaser” means Jupiter or a Financial Institution, as applicable.

Exh. I-3

          “Receivable” means the indebtedness and other obligations (other than indebtedness or obligations constituting Excluded Receivables) owed to each Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Agreement) or Buyer (after giving effect to the transfers under the Agreement) or in which the Buyer or an Originator has a security interest or other interest, including, without limitation, any such indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or such Originator treats such indebtedness, rights or obligations as a separate payment obligation.

          “Related Security” means, with respect to any Receivable:

(i) all of the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable, and

(vi) all proceeds of any of the foregoing.

          “Required Capital Amount” means, as of any date of determination, an amount equal to twenty-five million dollars ($25,000,000).

          “Restatement Date” means September 3, 2003, the date of the initial Purchase under the Agreement.

Exh. I-4

          “Settlement Date” means the 15th day of each month (or if such day is not a Business Day, the next succeeding Business Day).

          “Subordinated Loan” means each Subordinated Loan made by each Originator (and by each Original Originator to which it is a successor) to the Buyer pursuant to the Original Receivables Sale Agreement and made by each Originator to the Buyer under the Agreement.

          “Subordinated Note” means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.2 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

          “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

          “Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Note and all other instruments, documents and agreements executed and delivered in connection herewith.

          All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in any applicable jurisdiction, and not specifically defined herein, are used herein as defined in such Article 9.

Exh. I-5

Exhibit II

Places of Business; Locations of Records;
Federal Employer Identification Number(s); Other Names

1.	Insight Direct USA, Inc.

Chief executive office: 6820 South Harl, Tempe, AZ 85283.

Location of records: Corporate records are located at 1305 West Auto Drive, Tempe, AZ 85284 and 444 Scott Drive, Bloomingdale, IL 60108.

Business locations: 10027 S 51st Street, Phoenix, AZ 85044; 375 Front Street, Suite 225, Columbus, OH 43215 (Franklin County); 20935 Swenson Drive, Suite 360, Brookfield, WI 53186 (Waukesha County); 3240 University Avenue, Madison, WI 53705 (Dane County); 200 E. Big Beaver Road, Suite 149, Troy, MI 48083 (Oakland County); 7551 Main Street, Suite 260, Ralston, NE 68127 (Douglas County); 8201 Peters Road, Suite 56, Plantation, FL 33324; 302 Perimeter Center North, Suite 100, Atlanta, GA (DeKalb County); 345 Mt. Lebanon Blvd, Pittsburgh, PA 15234 (Allegheny County); 15301 Dallas Parkway, Addison, TX 75001(Dallas County); 12570 SW 69th Ave. Ste 102, Tigard, OR 97223; 890 Willow Tree Circle, Suite 7, Cordova, TN 38018 (Shelby County); 2915 Commers Drive, Suite 1500 Egan, MN (Dakota County); 6 E. Clementon Road, Suite F3, Gibbsboro, NJ (Camden County); 1419 Northwest 84th Avenue, Miami, FL 33125 (Dade County); 34 Mulberry Street, East Elijay, GA 30539 (Gilmer County); 1600 Hunter Court, Hanover Park, IL 60103 (DuPage County); 1560 Hunter Road, Hanover Park, IL 60103 (DuPage County).

Prior to 1997, Insight Direct USA, Inc. was located at 2415 S. Roosevelt, Tempe, AZ 85281; 1817 West 4th Street, Tempe, AZ 85282; 1826 West 4th Street, Tempe, AZ 85282; and 1912 West 4th Street, Tempe, AZ 85282.

Federal Employer Identification Number: 36-3948996

Illinois Organizational Number: 57773863

Corporate, Partnership Trade and Assumed Names: (i) Insight Direct USA, Inc. d/b/a Insight, Insight Global Finance and PC Wholesale, (ii) www.insight.com, (iii) insight.com, (iv) 800-INSIGHT, (v) f/k/a Insight Distribution Network, Inc., (vi) f/k/a Insight Direct, Inc., (vii) merged with Comark Corporate Sales, Inc. d/b/a Comark Technology Services, (viii) merged with Insight Services Corporation d/b/a InsightCo IT Services, (ix) merged with Comark, Inc. d/b/a PC Wholesale

Exh. II-1

2.	Insight Public Sector, Inc.

Chief executive office: 4433 Brookfield Corporate Drive, Suite A, Chantilly, VA 20151 (Fairfax County).

Location of records: Some records are also kept at 444 Scott Dr., Bloomingdale, IL 60108.

Business locations: 19B Crosby Drive, Ste.230, Bedford, MA 01730; 4433-A Brookfield Corp. Dr., Chantilly, VA 20151; 4545 Fuller Drive, Ste 226, Irving, TX 75038; 218 E. Orange Ave., Lake Wales, FL 33853; Atrium Office Building 1295 Bandana Blvd. N, Ste 310, St. Paul, MN 55108; 105 W. 5th Avenue Tallahassee, FL 32303; 2502 N. Rocky Point Dr., Suite 200, Tampa, FL 33607; and 12570 SW 69th Ave. Ste 102, Tigard, OR 97223; 100 State Street, Albany, NY 12207 (Albany County); 244 Knollwood Dr., Bloomingdale, IL 60108; 19 Crosby Dr., Ste. 230 Bedford, MA 01730; 16 N. Carroll St., Ste. 310, Madison, WI 53703.

Federal Employer Identification Number: 36-3949000

Illinois Organizational Number: 57773871

Corporate, Partnership Trade and Assumed Names: Merged with Comark Government and Education Sales, Inc.

Ex. II-2

Exhibit III

Lock-boxes; Collection Accounts; Collection Banks

Lock-Box	Related Collection Account

P.O. Box 78825, Phoenix, AZ 85062-8825* (Insight Direct USA, Inc.) maintained at Bank One, 201 North Central Avenue, 21st Floor, Phoenix, AZ 85004.	Account numbers 2457-0446 and 634950091 (Insight Direct USA, Inc.).

P.O. Box 29661, Dept. 2015, Phoenix, AZ 85038-9661 (Insight Global Finance, a division of Insight Direct USA, Inc.) maintained at Bank One, 201 North Central Avenue, 21st Floor, Phoenix, AZ 85004.	Account number 634955561 (Insight Global Finance, a division of Insight Direct USA, Inc.)

P.O. Box 713096, Columbus, OH 43271-3096* (Insight Direct USA, Inc.) maintained at Bank One, Bank One, 1 Bank One Plaza, Chicago, IL 60670.	Account number 6418-40319 (Insight Direct USA, Inc.).

*Customers will be directed not to remit payments to these locations for these entities beginning September 3, 2003.

P.O. Box 713096, Columbus, OH (Insight Public Sector, Inc.) maintained at Bank One, 1 Bank One Plaza, Chicago, IL 60670.	Account number 6418-40319 (Insight Public Sector, Inc.).

Exh. III-1

Exhibit IV

Form of Compliance Certificate

          This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale Agreement dated as of September 3, 2003, among Insight Direct USA, Inc., an Illinois corporation, Insight Public Sector, Inc., an Illinois corporation (each an “Originator”) and Insight Receivables, LLC, an Illinois limited liability company (the “Buyer”) (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

          THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1. I am the duly elected      of [Name of Originator].

          2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of [Name of Originator] and its Subsidiaries during the accounting period covered by the attached financial statements.

          3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Amortization Event or a Potential Amortization Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

          4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Name of Originator] has taken, is taking, or proposes to take with respect to each such condition or event:

          The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of      , 20     .

[NAME OF APPLICABLE ORIGINATOR]

By:
Name

Exh. IV-1

Exhibit V

Credit and Collection Policies

Attached.

Exh. V-1

Exhibit VI

Form of Subordinated Note

SUBORDINATED NOTE

September 3, 2003

          1. Note. FOR VALUE RECEIVED, the undersigned, INSIGHT RECEIVABLES, LLC, an Illinois limited liability company (“SPV”), hereby unconditionally promises to pay to the order of [NAME OF APPLICABLE ORIGINATOR], an Illinois corporation (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date following the Amortization Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to the Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchases (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement dated as of December 31, 2002, as amended and restated by that certain Amended and Restated Receivables Sale Agreement dated as of September 3, 2003 among Originator, [Names of other Originators] and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement. [This Subordinated Note amends, restates and consolidates the Subordinated Notes, each dated December 31, 2002, made by the SPV in favor of each of Insight Direct USA, Inc., Comark Corporate Sales, Inc., Insight Services Corporation and Comark, Inc., but shall not constitute a repayment, refinancing or novation thereof.]* [This Subordinated Note amends and restates the Subordinated Note dated December 31, 2002, made by the SPV in favor of Comark Government and Education Sales, Inc., but shall not constitute a repayment, refinancing or novation thereof.]**

          2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of the Base Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and

* For Subordinated Note payable to Insight Direct USA, Inc.

** For Subordinated Note payable to Insight Public Sector, Inc.

Exh. VI-1

upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.

          3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.

          4. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of SPV’s recourse obligations under that certain Receivables Purchase Agreement dated as of December 31, 2002 by and among SPV, Insight Enterprises, Inc., as Servicer, various “Purchasers” from time to time party thereto, and Bank One, NA (Main Office Chicago), as the “Agent” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Agent and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not demand, accelerate, sue for, take, receive or accept from SPV, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against SPV any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict SPV from paying, or Originator from requesting, any payments under this Subordinated Note so long as SPV is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Agent for the benefit of the Senior Claimants.

          5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such

Exh. VI-2

proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

          6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Agent for the benefit of the Purchasers.

          7. GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT CHICAGO, ILLINOIS, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

          8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

          9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Agent, and any such attempted transfer shall be void.

INSIGHT RECEIVABLES, LLC

By:	Insight Receivables Holding, LLC, its sole member

By:
Title:

Exh. VI-3

Schedule
to
SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

	Amount of	Amount of	Unpaid
	Subordinated	Principal	Principal	Notation made
Date	Loan	Paid	Balance	by

Exh. VI-4

Schedule A

List of Documents to be Delivered to Buyer Prior to the Initial Purchase

Attached.

Sch. A-1

i

Exhibits and Schedules

EXHIBIT I	—	Definitions

EXHIBIT II	—	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

EXHIBIT III	—	Lock-Boxes; Collection Accounts; Collection Banks

EXHIBIT IV	—	Form of Compliance Certificate

EXHIBIT V	—	Credit and Collection Policy

EXHIBIT VI	—	Form of Subordinated Note

SCHEDULE A	—	List of Documents to Be Delivered to Buyer Prior to the Initial Purchase

ii